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THE LOEWEN GROUP INC.
 (NYSE, TSE, ME: LWN)
                                      NEWS


Media Contacts:          The Loewen Group: Dave Laundy 604-293-7857
                         Diocese of Tucson: Fred Allison   520-792-3410

Investor Relation
Contact:                 The Loewen Group: Chris Hunter 604-293-7815



                              FOR IMMEDIATE RELEASE


              LOEWEN GROUP TO MANAGE CATHOLIC CEMETERIES IN TUCSON

VANCOUVER, BC, March 16, 1998 -- The Loewen Group Inc. and the Roman Catholic Diocese of Tucson today announced signing of a long-term contract for the management of the Church's cemeteries in the Tucson area, Holy Hope Cemetery and Mausoleum and All Faiths Memorial Park. Under the partnership, the Diocese will maintain ownership of the properties and enjoy the benefits of professional cemetery management.

The Loewen Group, North America's second-largest owner and operator of funeral homes and cemeteries, will be responsible for the day-to-day operations of the cemeteries, including pre-need and at-need sales, administration and perpetual care maintenance. A Cemetery Board, to include pastors and local lay Catholics, will set policy on the spiritual and pastoral dimensions of the operations.

The Diocese of Tucson Catholic Cemeteries currently has 34 employees and 21 sales counselors. Loewen's intention is to retain all cemetery personnel.

The agreement has enabled ownership of the cemeteries to be returned to the Diocese which, because of financial circumstances, had transferred title and operating responsibility to the Archdiocese of Los Angeles in 1989 .


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"As we renew our responsibility to the historic, cultural and pastoral ministry of our cemeteries, we are very pleased to have completed a management agreement with The Loewen Group, an experienced, respected and responsible cemetery and funeral service corporation which will provide professional stewardship to meet the highest standards of Catholic cemetery operations," said Most Rev. Manuel D. Moreno, Bishop of Tucson. "We chose Loewen over other companies because, in our opinion, their professionalism, attitude and business philosophy ensures quality service to the people of the Diocese."

"Loewen is honoured to have been chosen by the Diocese to manage these beautiful properties which have served generations of people in the area." says Ray Loewen, Chairman and CEO. "We look forward to working with the employees and members of the Cemetery Board to ensure a high level of stewardship and service that is sensitive to the needs and priorities of the cultural and spiritual communities served by these cemeteries."

Mr. Loewen pointed out that The Loewen Group has extensive experience serving various cultural and religious communities in both the United States and Canada.

The agreement becomes effective immediately.

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